Exhibit 5

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 400

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

September 19, 2007

The Board of Directors

Cape Bancorp, Inc.

225 North Main Street

Cape May Court House, New Jersey 08210

Re:	Cape Bancorp, Inc.

Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of up to 10,580,000 shares of Cape Bancorp, Inc. (the “Company”) Common Stock, par value $0.01 per share (“Common Stock”). We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold pursuant to the Company’s prospectus and Cape Savings Bank Plan of Conversion From Mutual to Stock Form of Organization, will be legally issued, fully paid and non-assessable.

This Opinion has been prepared in connection with the Form S-1. We hereby consent to our firm being referenced under the caption “Legal and Tax Opinions,” and for inclusion of this opinion as an exhibit to the Registration Statement on Form S-1.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick
LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION